                                                              Exhibit (2)(r)(4)


                            PRIVATE CLIENT UNITS OF
                           J.P. MORGAN SECURITIES INC.
                               JPMORGAN CHASE BANK
                         J.P. MORGAN TRUST COMPANY, N.A.

                                 CODE OF ETHICS

1.    Purposes

      This Code of Ethics (the "Code") has been adopted by the private client units of J.P. Morgan Securities Inc., JPMorgan Chase Bank and J.P. Morgan Trust Company, N.A., each a division of the JPMorgan Private Bank (the "Principal Underwriter"), in accordance with Rule 17j-1(c) promulgated under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities Held or to be Acquired (defined in Section 2(k) of this Code) by investment companies, if effected by associated persons of such companies. The purpose of this Code is to adopt provisions reasonably necessary to prevent Access Persons from engaging in any unlawful conduct as set forth in Rule 17j-1(b) as follows:

            It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

      (a)   To employ any device, scheme or artifice to defraud the Fund;

      (b) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

      (c) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

      (d)   To engage in any manipulative practice with respect to the Fund.

2.    Definitions

      (a) "Access Person" means any director or officer of the Principal Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the Principal Underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Fund regarding the purchase or sale of Covered Securities.

      (b) "Beneficial ownership" shall be interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

      (c)   "Control" has the same meaning as in Section 2(a)(9) of the Act.

      (d) "Covered Security" has the same meaning as in Section 2(a)(36) of the Act, except that it shall not include shares of open-end funds, direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

      (e) "Fund" means an investment company registered under the Investment Company Act of 1940.

      (f) "Initial Public Offering" means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

      (g) "Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

      (h) "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

      (i) "Security Held or to be Acquired" by a Fund means: (i) any Covered Security which, within the most recent 15 days, is or has been held by a Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 2(k)(i) of this Code.

3.    Statement of Principles

      It is understood that the following general fiduciary principles govern the personal investment activities of Access Persons:

      (a) the duty to at all times place the interests of shareholders and clients of the Principal Underwriter first;

      (b) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

      (c) the fundamental standard that Investment Personnel (as defined in Rule 17j-1(a)(7) of the Act) may not take inappropriate advantage of their position; and

      (d) all personal transactions must be oriented toward investment, not short-term or speculative trading.

      It is further understood that the procedures, reporting and recordkeeping requirements set forth below are hereby adopted and certified by the Principal Underwriter as reasonably necessary to prevent Access Persons from violating the provisions of this Code of Ethics.

4.    Procedures to be followed regarding Personal Investments by Access Persons

      (a) Pre-clearance requirement and exceptions to pre-clearance requirement.

            (i) Each Access Person must obtain prior written approval from the Principal Underwriter's compliance department before transacting directly or indirectly in any Covered Security, including (A) securities issued pursuant to a Limited Offering, (B) securities of J.P. Morgan Chase, and (C) securities of closed-end Funds, based on certain guidelines set forth from time to time by the Principal Underwriter's compliance department.

            (ii) Exceptions to the pre-clearance requirement are: (A) transactions in government securities issued by Australia, Canada, France, Germany, Hong Kong, Italy, Japan, the United Kingdom or the United States; (B) transactions in mutual funds and similar open-end investment vehicles that are managed on an entirely discretionary basis and over which the Access Person has no direct influence on the investment decisions of such funds or vehicles; (C) gifts of securities to a charitable organization, provided that the securities themselves are donated and not cash resulting from a sale of securities; and (D) transactions in fully managed accounts that have been approved by the Principal Underwriter's compliance department.

      (b) Brokerage transaction reporting requirement. Each Access Person working in the United States must maintain all of his or her accounts and the accounts of any person of which he or she is deemed to be a beneficial owner with a broker designated by the Principal Underwriter and must direct such broker to provide broker trade confirmations to the Principal Underwriter's compliance department, unless an exception has been granted by the Principal Underwriter's compliance department. Each Access Person to whom an exception to the designated broker requirement has been granted must instruct his or her broker to forward all trade confirms and monthly statements to the Principal Underwriter's compliance department. Access Persons located outside the United States are required to provide details of each brokerage transaction of which he or she is deemed to be the beneficial owner, to the Principal Underwriter's compliance group, within the customary period for the confirmation of such trades in that market.

      (c) Minimum investment holding period. Each Access Person is subject to a 20-day minimum holding period for personal transactions in Covered Securities. An exception to this minimum holding period requirement may be granted in the case of hardship as determined by the Principal Underwriter's compliance department.

      (d) Short sales and options. Short sales and transactions in options are prohibited, unless for bona fide hedging against an offsetting position on a one-to-one ratio in accordance with local rules and regulations, and except for purchases of options on certain standardized and widely traded indices specified by the Principal Underwriter's compliance department. Foreign exchange and commodity futures and options are permitted only for bona fide hedging purposes.

      (e) Prohibitions.

            (i) In addition to obtaining pre-clearance from the Principal Underwriter's compliance department, each Access Person who is on the public side of the Chinese Wall (sales, trading and research departments, and related staff areas) is prohibited from trading in the following securities without the approval from his or her supervising managing director (or designee), unless the Access Person's business unit has adopted a formal policy that has been approved by the Principal Underwriter's compliance department: (A) securities of an issuer with which that Access Person has or recently had significant dealings or direct or indirect responsibility on behalf of J.P. Morgan Chase, (B) securities of an issuer similar in type to those bought or sold by the Access Person's department, whether for J.P. Morgan Chase or its clients, or (C) securities of an issuer covered by the employee as a research analyst.

            (ii) Each Access Person who is not on the public side of the Chinese Wall is not permitted to trade in any securities of an issuer with which that Access Person has or recently had significant dealings or direct or indirect responsibility on behalf of J.P. Morgan Chase.

            (iii) Access Persons are prohibited from purchasing directly or indirectly securities issued pursuant to an Initial Public Offering when J.P. Morgan Chase or any of its affiliates is participating in the underwriting of the offering and while the offering remains in syndication. After the syndication period, Access Persons are subject to the pre-clearance requirements in Section 4(a) with respect to these securities.

            (iv) Access Persons are prohibited from purchasing directly or indirectly any U.S. registered securities issued pursuant to an Initial Public Offering regardless of whether J.P. Morgan Chase or any of its affiliates is participating in the underwriting of the offering.

5.    Reporting Requirements

      (a)   Every Access Person must report to the Principal Underwriter:

            (i) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information: (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (B) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (C) the date that the report is submitted by the Access Person.

            (ii) Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership: (A) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved; (B) the nature of the transaction; (C) the price of the Covered Security at which the transaction was effected; (D) the name of the broker, dealer or bank with or through which the transaction was effected; and (E) the date that the report is submitted by the Access Person.

            (iii) New Account Report. No later than 10 days after the calendar quarter, with respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person: (A) the name of the broker, dealer or bank with whom the Access Person established the account; (B) the date the account was established; and (C) the date that the report is submitted by the Access Person.

            (iv) Annual Holdings Report. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted): (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (B) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person: and (C) the date that the report is submitted by the Access Person.

      (b)   Exceptions from the Reporting Requirements.

            (i) Notwithstanding the provisions of Section 5(a), no Access Person shall be required to make:

                  A. a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

                  B. any report under Section 5(a) if (1) the Principal Underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser to the Fund and (2) the Principal Underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser to the Fund; or

                  C. a Quarterly Transaction or New Account Report under Sections 5(a)(ii) or (iii) if the report would duplicate information contained in broker trade confirmations or account statements received by the Principal Underwriter with respect to the Access Person no later than 10 days after the calendar quarter end, if all of the information required by Sections 5(a)(ii) or (iii), as the case may be, is contained in the broker trade confirmations or account statements, or in the records of the Principal Underwriter.

      (c) Each Access Person shall promptly report any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in Quarterly Transaction Reports filed pursuant to Section 5(a)(ii).

      (d) All reports prepared pursuant to this Section 5 shall be filed with the appropriate compliance personnel designated by the Principal Underwriter and reviewed in accordance with procedures adopted by such personnel.

      (e) The Principal Underwriter will identify all Access Persons who are required to file reports pursuant to this Section 5 and will inform them of their reporting obligation.

      (f) The Principal Underwriter no less frequently than annually shall furnish to a Fund's board of directors for their consideration a written report that:

            (i) describes any issues under this Code of Ethics or related procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

            (ii) certifies that the Principal Underwriter has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics, which procedures may include obtaining assurances from its affiliates that certain information blocking mechanisms or other procedures are in place such that the Principal Underwriter reasonably believes that Access Persons will be prevented from violating this Code of Ethics.

6.    Recordkeeping Requirements

      The Principal Underwriter must at its principal place of business maintain records in the manner and extent set out in this Section of this Code and must make available to the

      Securities and Exchange Commission ("SEC") at any time and from time to time for reasonable, periodic, special or other examination:

            (a) A copy of its code of ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

            (b) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

            (c)   A copy of each report made by an Access Person as required by
                  Section 5(a) including any information provided in lieu of a quarterly transaction report, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

            (d) A record of all persons, currently or within the past five years, who are or were required to make reports as Access Persons or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

            (e) A copy of each report required by 5(f) above must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

7.    Sanctions

      Upon discovering a violation of this Code, the Principal Underwriter may impose such disciplinary action up to and including termination.